EXHIBIT 21

PACIFICARE HEALTH SYSTEMS, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation
American Medical Security Group, Inc.	Wisconsin
American Medical Security Life Insurance Co.	Wisconsin
Continental Plan Services, Inc.	Wisconsin
Covantage, LLC	Delaware
FHP Reinsurance Limited	Bermuda
Nurse Healthline, Inc.	Wisconsin
PacifiCare Advantage, Inc.	Delaware
PacifiCare Asia Pacific Insurance Brokers, Inc.	Guam
PacifiCare Behavioral Health of California, Inc.	Delaware
PacifiCare Behavioral Health, Inc.	Delaware
PacifiCare Behavioral Health of New Jersey, Inc.	New Jersey
PacifiCare Behavioral Health NY IPA, Inc.	New York
PacifiCare Dental	California
PacifiCare Dental of Colorado, Inc.	Colorado
PacifiCare eHoldings, Inc.	California
PacifiCare Health Insurance Company of Micronesia, Inc.	Guam
PacifiCare Health Plan Administrators, Inc.	Indiana
PacifiCare Health Systems Foundation	California
PacifiCare International Limited	Ireland
PacifiCare Life and Health Insurance Company	Indiana
PacifiCare Life Assurance Company	Colorado
PacifiCare of Arizona, Inc.	Arizona
PacifiCare of California	California
PacifiCare of Colorado, Inc.	Colorado
PacifiCare of Nevada, Inc.	Nevada
PacifiCare of Oklahoma, Inc.	Oklahoma
PacifiCare of Oregon, Inc.	Oregon
PacifiCare of Texas, Inc.	Texas
PacifiCare of Washington, Inc.	Washington
PacifiCare Southwest Operations, Inc.	Delaware
RxSolutions, Inc.	California
Salveo Holding, LLC	Delaware
Salveo Insurance Company, Ltd.	Cayman Islands
Secure Horizons USA, Inc.	California
SeniorCo, Inc.	Delaware
Union Health Solutions, Inc.	California